                                                     --------------------------
                                                            OMB APPROVAL
                                                     --------------------------
                                                     OMB Number:  3235-1045
                                                     Expires: November 30, 1999
                                                     Estimated average burden
                                                     hours per response...14.90
                                                     --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                (Amendment No. )*


                                Mainspring, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    56062U10
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / / Rule 13d-1(b)
          / / Rule 13d-1(c)
          /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  2   of  13  Pages
-----------------------                               -------------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Capital Partners II Limited Partnership
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) / /
                                                               (b) / /
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

        NUMBER OF                0 shares
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,717,750 shares
                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,717,750 shares
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,717,750 shares
------- -----------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /
------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- -----------------------------------------------------------------------

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  3   of  13  Pages
-----------------------                               -------------------------


------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Management Partners II Limited Partnership
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a) / /
                                                            (b) / /
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

        NUMBER OF               0 shares
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,717,750 shares
                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,717,750 shares
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,717,750 shares

------- -----------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /
------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- -----------------------------------------------------------------------

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  4   of  13  Pages
-----------------------                               -------------------------


------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert F. Higgins
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) / /
                                                                   (b) / /
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

        NUMBER OF               0 shares

                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,717,750 shares
                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,717,750 shares
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,717,750 shares

------- -----------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- -----------------------------------------------------------------------

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  5   of  13  Pages
-----------------------                               -------------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul A. Maeder
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) / /
                                                                 (b) / /
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 shares
                           ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,717,750 shares
                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                          ----- -----------------------------------------------
         WITH              8    SHARED DISPOSITIVE POWER

                                2,717,750 shares
                          ----- -----------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,717,750 shares

------- -----------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- -----------------------------------------------------------------------

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  6   of  13  Pages
-----------------------                               -------------------------


------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Daniel J. Nova
------- -----------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) / /
                                                                   (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- -----------------------------------------------------------------------

                           5    SOLE VOTING POWER

       NUMBER OF                0 shares
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,717,750 shares
                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,717,750 shares
------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,717,750 shares

------- -----------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /
------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- -----------------------------------------------------------------------

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  7   of  13  Pages
-----------------------                               -------------------------


  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Wycliffe K. Grousbeck
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) / /
                                                                 (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
                           5    SOLE VOTING POWER

        NUMBER OF               0 shares
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,717,750 shares
                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,717,750 shares
------- -----------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,717,750 shares

------- -----------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- -----------------------------------------------------------------------

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  8   of  13  Pages
-----------------------                               -------------------------


                                  Schedule 13G
                                  ------------

Item 1(a).    Name of Issuer:  Mainspring, Inc. (the "Company")
              --------------

Item 1(b).    Address of Issuer's Principal Executive Offices: One Main Street,
              -----------------------------------------------
              Cambridge, MA  02142



      Item 2(a)                                Item 2(b)                         Item 2(c)
      ---------                                ---------                         ---------
                                                                            Citizenship or Place
      Name of Person Filing                    Address                         of Organization
      ---------------------                    -------                         ---------------

      Highland Capital Partners II             Two International Place            Delaware
        Limited Partnership ("Highland         Boston, MA 02110
        Capital"), a Delaware limited
        partnership

      Highland Management Partners II          Two International Place            Delaware
        Limited Partnership ("Highland         Boston, MA 02110
        Management"), a Delaware limited
        partnership and the sole general
        partner of Highland Capital

      Robert F. Higgins, Paul A. Maeder,       Two International Place          United States
         Daniel J. Nova and Wycliffe K.        Boston, MA 02110
         Grousbeck, general partners of
         Highland Management (the
         "Investing General Partners")




Item 2(d).    Title of Class of Securities:  Common Stock, $.01 par value.
              ----------------------------

Item 2(e).    CUSIP Number:  56062U10
              ------------

Item 3.       If this statement is filed pursuant to Rules 13d-1(b), or
              ---------------------------------------------------------
              13d-2(b), check whether the person filing is a:
              -----------------------------------------------

         Not applicable.

Item 4. Ownership.
        ---------

        (a)   Amount Beneficially Owned:

              Highland Capital beneficially owns 2,717,750 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital.

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page  9   of  13  Pages
-----------------------                               -------------------------


              Highland Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. The Investing General Partners have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares. Both of the Investing General Partners and Highland Management disclaim beneficial ownership of the Shares.

        (b)   Percent of Class:

              Each of Highland Capital, Highland Management and the Investing General Partners may be deemed to own beneficially 13.9% of the outstanding Common Stock. The foregoing percentages are based on the 19,491,957 shares of Common Stock reported to be outstanding as of November 1, 2000 in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000.

        (c)   Number of shares as to which such person has:

              (i) Each of Highland Capital, Highland Management and both of the Investing General Partners has sole power to vote or direct the vote of -0- shares

              (ii) Highland Capital, Highland Management and both of the Investing General Partners have shared power to vote or to direct the vote of 2,717,750 shares.

              (iii) Each of Highland Capital, Highland Management and both of the Investing General Partners has sole power to dispose or to direct the disposition of -0- shares.

              (iv) Highland Capital, Highland Management and both of the Investing General Partners have shared power to dispose or to direct the disposition of 2,717,750 shares.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         ---------------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Highland Capital, Highland Management, and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page 10   of  13  Pages
-----------------------                               -------------------------


Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not applicable.

Item 10. Certification.
         -------------

         Not applicable.

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page 11   of  13  Pages
-----------------------                               -------------------------


                                    Signature
                                    ---------

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2001


HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By: Highland Management
      Partners II Limited Partnership, Its General Partner


    By:  /s/ Robert F. Higgins
         ------------------------
         General Partner


HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP


By:   /s/ Robert F. Higgins
      ------------------------
      General Partner


/s/ Robert F. Higgins
------------------------
Robert F. Higgins


/s/ Paul A. Maeder
------------------------
Paul A. Maeder


/s/ Daniel J. Nova
------------------------
Daniel J. Nova


/s/ Wycliffe K. Grousbeck
------------------------
Wycliffe K. Grousbeck

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page 12   of  13  Pages
-----------------------                               -------------------------



                                  Exhibit Index



    Exhibit No.                Description                  Page No.
    -----------                -----------                  --------
        1                Agreement of Joint Filing             13

-----------------------                               -------------------------
CUSIP No. 56062U10                    13G              Page 13   of  13  Pages
-----------------------                               -------------------------

                                                                     Exhibit 1
                                                                     ---------

                            Agreement of Joint Filing
                            -------------------------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Mainspring, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED as a sealed instrument this 5th day of February, 2001.

HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By: Highland Management
      Partners II Limited Partnership, Its General Partner


     By:  /s/ Robert F. Higgins
          ------------------------
          General Partner


HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP


By:   /s/ Robert F. Higgins
      ------------------------
      General Partner


/s/ Robert F. Higgins
-------------------------
Robert F. Higgins


/s/ Paul A. Maeder
-------------------------
Paul A. Maeder


/s/ Daniel J. Nova
-------------------------
Daniel J. Nova


/s/ Wycliffe K. Grousbeck
-------------------------
Wycliffe K. Grousbeck